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                                                               INVESTMENT POLICY

                                                                  MARCH 29, 2006

PROXY VOTING

DEFINITION OF THE FIRM

Hartford Investment Management Company (The Firm) is an investment adviser registered with the Securities and Exchange Commission, providing advisory services to affiliates, Hartford sponsored mutual funds and third party (client) accounts.

INTRODUCTION

Hartford Investment Management Company has adopted and implemented policies and procedures that it believes are reasonably designed to ensure that proxies are voted in the best interests of its clients, including investment companies registered under the Investment Company Act of 1940. These policies and procedures are intended to comply with Rule 206(4)-6 under the Investment Advisers Act of 1940 (the "Advisers Act"). In addition to Securities and Exchange Commission requirements governing advisers, Hartford Investment Management proxy voting policies reflect the fiduciary standards and responsibilities for ERISA accounts set out in Department of Labor Bulletin 94-2, 29 C.F.R. 2509.94-2 (July 29, 1994).

Hartford Investment Management Proxy Voting Procedures set forth below contain the guidelines (the "Proxy Voting Guidelines") that Hartford Investment Management uses in voting specific proposals presented by the boards of directors or shareholders of companies whose securities are held in client portfolios for which Hartford Investment Management has voting discretion. While the Proxy Voting Procedures set forth general guidelines for voting proxies, each proposal is evaluated on its merits, and Hartford Investment Management reserves the right to vote proxies in the best interests of the particular client. The vote entered on a client's behalf with respect to a particular proposal may differ from the guidelines set forth in the Proxy Voting Procedures.

PROXY VOTING POLICIES

As a matter of policy, Hartford Investment Management:

1. Votes all proxies in the best interests of its clients as shareholders, i.e., to maximize long-term economic value.

2. Develops and maintains broad guidelines setting out positions on common proxy issues, but also considers each proposal in the context of the issuer and industry in which it is involved.

3. Evaluates all factors it deems relevant when considering a vote, including client directions and other relevant facts and circumstances at the time of the vote, and may determine in certain instances that it is in the best interest of one or more clients to refrain from voting a given proxy ballot.


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4.   Identifies and resolves all material proxy-related conflicts of interest between The Firm and its clients in the best interests of the client.

5. Believes that sound corporate governance practices may enhance shareholder value and therefore encourages consideration of an issuer's corporate governance as part of the investment process.

6. Believes that proxy voting is a valuable tool that may be used to promote sound corporate governance to the ultimate benefit of the client as shareholder.

7. Provides all clients, upon request, with copies of these Proxy Voting Policies and Procedures, as they may be updated from time to time, and related reports, with such frequency as required to fulfill obligations under applicable law or as reasonably requested by clients.

8. Reviews annually the proxy voting record with the Proxy Committee to ensure that proxies are voted in accordance with these Proxy Voting Policies and Procedures; and ensures that procedures, documentation, and reports relating to the voting of proxies are promptly and properly prepared and disseminated.

Hartford Investment Management has established a Proxy Committee that is responsible for the review and approval of The Firm's written Proxy Voting Policies and Procedures, and for providing advice and guidance, when needed, on specific proxy votes for individual issuers. The Proxy Committee will meet in May and November of each year and is comprised of a representative from each of the following areas of Hartford Investment Management: Investment Law, Investment Compliance, and Funds Management. A quorum of the Proxy Committee, which quorum shall consist of at least one representative from two of the three areas of Hartford Investment Management identified above, is necessary to conduct business at any meeting. All actions requiring the approval of the Proxy Committee must be approved by a simple majority of those Proxy Committee members present at a meeting at which business may be conducted. If a majority vote cannot be obtained, the President of Hartford Investment Management or his/her designee shall have the authority to decide the final vote. Meetings may be held in person, by telephone, written consent, or any other means deemed appropriate by the Proxy Committee. Day-to-day administration of the proxy voting process at Hartford Investment Management is the responsibility of the portfolio manager of the relevant client account. Investment Compliance is responsible for reviewing regularly the voting record to ensure that proxies are voted in accordance with these Proxy Voting Policies and Procedures and for ensuring that procedures, documentation, and reports relating to the voting of proxies are promptly and properly prepared and disseminated.

PROXY VOTING PROCEDURES

Hartford Investment Management is responsible for voting securities in response to proxies solicited by the issuers of such securities. Hartford Investment Management has established these Proxy Voting Procedures to provide guidance in our voting of proxies. The Proxy Voting Guidelines contained in these Proxy Voting Procedures are based on our fiduciary obligation to act in the best long-term interest of our clients as shareholders. Hence, our practice is to examine each proposal from an economic standpoint so that the long-term effect of the vote will ultimately increase shareholder economic value for our client. Based on our experience in voting proposals, we have found that


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similar proposals often have different consequences for different companies.
Thus, we analyze every proposal to determine what impact it might have for the particular company as well as its industry.

RETENTION OF THIRD-PARTY PROXY SERVICE. In order to facilitate the proxy voting process, Hartford Investment Management has retained Glass Lewis & Company (GL") and Institutional Shareholder Services ("ISS" and, collectively with GL, "Glass Lewis") as experts in the proxy voting and corporate governance area. Glass Lewis specializes in providing a variety of fiduciary-level proxy advisory and voting services. These services include in-depth research, analysis and voting recommendations as well as vote execution, reporting, auditing and consulting assistance for the handling of proxy voting responsibility and corporate governance-related efforts. While Hartford Investment Management will rely upon Glass Lewis research and recommendations in voting proxies (and will often follow such recommendations), Hartford Investment Management may deviate from Glass Lewis's recommendations on general policy issues or specific proxy proposals.

Glass Lewis provides comprehensive summaries of proxy proposals, publications discussing key proxy voting issues and specific vote recommendations regarding portfolio company proxies to assist in the proxy research process. Upon request, portfolio managers may receive any or all of the above-mentioned research materials to assist in the vote determination process. The final authority and responsibility for proxy voting decisions remains with Hartford Investment Management.

Portfolio managers may decide to vote their proxies (consistent with Hartford Investment Management's policies) and instruct Glass Lewis to vote all proxies accordingly.

"MIRROR" OR "ECHO" VOTING. Except in the cases where it lacks authority, Hartford Investment Management votes proxies solicited by an investment company in the same proportion as the vote of the investment company's other shareholders (sometimes called "mirror" or "echo" voting). Each investment company in which Hartford Investment Management's asset allocation fund clients (e.g., asset allocation mutual funds and targeted retirement mutual funds) invest has granted to its respective sub-adviser the authority to vote proxies on its behalf with respect to the assets managed by the sub-adviser. The asset allocation mutual funds advised by Hartford Investment Management will from time to time hold shares of certain underlying mutual funds ("Affiliated Underlying Funds") that are advised and/or principally underwritten by one or more "control affiliates" of Hartford Investment Management. Hartford Investment Management recognizes that if an Affiliated Underlying Fund were to solicit its shareholders with respect to a proxy vote, a material conflict of interest may arise with respect to Hartford Investment Management if Hartford Investment Management were to vote such proxies. Accordingly, it is Hartford Investment Management's policy that proxy votes solicited by any Affiliated Underlying Fund will be voted by Hartford Investment Management using the "mirror" or "echo" voting procedures outlined in this paragraph.

AUTHORIZATION TO VOTE. Hartford Investment Management will vote only those proxies for which it has proxy-voting authority. Hartford Investment Management retains the right to decline to accept the authority to vote any client's securities.


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RECEIPT OF PROXY. Proxy materials from an issuer or its information agent are forwarded to registered owners of record, typically the client's custodian bank. Where Hartford Investment Management votes proxies on its client's behalf, the client must instruct its custodian bank to deliver all relevant voting material to Hartford Investment Management. Hartford Investment Management may receive this voting information by mail, fax, or other electronic means.

PROXY VOTING. Each proxy is compared against the Proxy Voting Guidelines contained in these Proxy Voting Procedures, and handled as follows:

     - Generally, issues for which explicit proxy voting guidance is provided in the Proxy Voting Guidelines (i.e., "For", "Against") are reviewed by the portfolio manager or his or her designee and voted in accordance with the Proxy Voting Guidelines. The portfolio manager may decide not to vote in accordance with the Proxy Voting Guidelines if the portfolio manager determines that such a vote is in the best interest of the client.

     - Issues identified as "case-by-case" in the Proxy Voting Guidelines, and issues for which no guidance is provided in the Proxy Voting Guidelines, are reviewed by the portfolio manager, and voted as he or she determines.

     - Absent a material conflict of interest, the portfolio manager will decide the final vote. Different portfolio managers holding the same securities may arrive at different voting conclusions for their clients' proxies.

     - If the portfolio manager identifies an apparent conflict of interest, he or she will bring the matter to the Proxy Committee, as described below.

MATERIAL CONFLICT OF INTEREST IDENTIFICATION AND RESOLUTION PROCESSES. Hartford Investment Management's functional lines of responsibility serve to minimize the number of, but not prevent, material conflicts of interest it faces in voting proxies. The portfolio manager or his or her designee reviews each proxy to assess the extent to which there may be a potential conflict of interest. Some of these potential conflicts of interest may include:

     - The issuer that is soliciting The Firm's proxy vote is also a client of The Firm or an affiliate;

     - A Firm employee has acquired non-public information about an issuer that is soliciting proxies;

     - A Firm employee has a business relationship with, or financial interest in, the issuer; and

     - A Firm employee is contacted by management of a company regarding an upcoming proxy vote.


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                                                               INVESTMENT POLICY

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All personnel are required to contact the Proxy Committee about any apparent conflicts of interest, including apparent conflicts of interest involving personal relationships. Apparent conflicts are reviewed by the Proxy Committee to determine if there is a conflict, and if so, whether the conflict is material.

If a proxy is identified as presenting a material conflict of interest, the matter must be reviewed by the Proxy Committee, which will resolve the conflict and direct the vote. The representative from Investment Compliance will document the conflict of interest and the actions taken in the Proxy Committee meeting minutes. In order to avoid even the appearance of impropriety, the Proxy Committee will not take Hartford Investment Management's relationship with a company into account, and will vote the company's proxies in the best interest of Hartford Investment Management's clients, in accordance with the Proxy Voting Policies and Procedures. Notwithstanding the foregoing all proxy votes solicited by an Affiliated Underlying Fund will be voted by Hartford Investment Management using the "mirror" or "echo" voting procedures described above. Any Proxy Committee member who is himself or herself subject to the identified conflict will not participate in the Proxy Committee's proxy voting activities regarding and any discussions of the particular proxy, including the decision on whether and how to vote the proxy in question. Investment Compliance will record and maintain minutes for the Proxy Committee meetings to document the factors that were considered to evidence that there was a reasonable basis for the Proxy Committee's decision.

In certain instances, Hartford Investment Management may be unable to vote or may determine not to vote a proxy on behalf of one or more clients. While not exhaustive, the following list of considerations highlights some potential instances in which a proxy vote might not be entered.

SECURITIES LENDING. Hartford Investment Management may be unable to vote proxies when the underlying securities have been lent out pursuant to a client's securities lending program. In general, Hartford Investment Management does not know when securities have been lent out and are therefore unavailable to be voted.

LACK OF ADEQUATE INFORMATION OR UNTIMELY RECEIPT OF PROXY. Hartford Investment Management may be unable to enter an informed vote in certain circumstances due to the lack of information provided in the proxy statement or by the issuer or other resolution sponsor, and may abstain from voting in those instances. Proxy materials not delivered in a timely fashion may prevent analysis or entry of a vote by voting deadlines.

RECORD KEEPING. Hartford Investment Management has retained Glass Lewis to maintain all records of proxies voted, research analysis, written requests from clients, and any written response from Hartford Investment Management (to either a written or an oral request) and other information pursuant to Section 204-2 of the Advisers Act, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and other applicable laws. Glass Lewis will maintain these records in an easily accessible place for five years from the end of the fiscal year during which the last entry was made on such record, the first two in an appropriate Glass Lewis office.


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                                                               INVESTMENT POLICY

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With respect to Hartford Investment Management's investment company clients,
Glass Lewis will create and maintain (or cause to be created and maintained) records of each company's proxy voting record for 12-month periods ended June
30. Glass Lewis will compile (or cause to be compiled) the following information for each matter relating to a portfolio security considered at any shareholder meeting held during the period covered by the report and with respect to which the company was entitled to vote:

     -    The name of the issuer of the portfolio security;

     - The exchange ticker symbol of the portfolio security (if the symbol is available through reasonably practicable means);

     - The Council on Uniform Securities Identification Procedures cusip number for the portfolio security (if the number is available through reasonably practicable means);

     -    The shareholder meeting date;

     -    A brief identification of the matter voted on;

     -    Whether the matter was proposed by the issuer or by a security holder;

     -    Whether the fund cast its vote on the matter;

     - How the fund cast its vote (e.g. for or against proposal, or abstain; for or withhold regarding election of directors); and

     -    Whether the company cast its vote for or against management.

Hartford Investment Management's Proxy Voting Policies and Procedures may be amended from time to time by Hartford Investment Management. Hartford Investment Management provides clients with a copy of its Proxy Voting Policies and Procedures, upon written request. In addition, Hartford Investment Management will make specific client information relating to proxy voting available to a client upon reasonable written request.

PROXY VOTING GUIDELINES. Following is a list of common proposals and our guidelines on how to vote these proposals. The ("SP") after a proposal indicates that the proposal is usually presented as a Shareholder Proposal.


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
PROPOSAL                                               GUIDELINE VOTING POSITION
--------                                               -------------------------
Election of Directors................................         Case-by-Case
Ratify Selection of Auditors.........................         Case-by-Case
Adopt/Amend Stock Option Plans.......................         Case-by-Case
Adopt/Amend Employee Stock Purchase Plans............         Case-by-Case
Increase Authorized Common Stock.....................         Case-by-Case
Approve Merger or Acquisition........................         Case-by-Case
Approve Other Business...............................         Case-by-Case
Approve Technical Amendments to Charter..............         Case-by-Case
Adopt Cumulative Voting (SP).........................         Case-by-Case
Repeal Classified Boards (SP)........................         Case-by-Case
Approve Reincorporation..............................         Case-by-Case
Vote to Repeal Poison Pill (SP)......................         Case-by-Case
Endorse the CERES Principles (SP)....................         Case-by-Case
Require a Majority of Independent Directors (SP).....         Case-by-Case
Authorize Blank Check Preferred Stock................         Case-by-Case
Opt Out of State Takeover Statutes...................         Case-by-Case
Adopt Director Tenure/Retirement Age (SP)............         Case-by-Case
Disclose Political and PAC Gifts (SP)................         Case-by-Case
Eliminate Right to Call a Special Meeting............         Case-by-Case
Minimum Stock Ownership by Directors (SP)............         Case-by-Case
Adopt Director & Officer Indemnification.............         Case-by-Case
Increase Supermajority Vote Requirement..............         Case-by-Case
Adopt Anti-Greenmail Provision.......................         Case-by-Case
Allow Special Interest Representation to Board (SP)..         Case-by-Case
Create Independent Nominating Committee (SP).........         Case-by-Case
Eliminate Golden Parachutes (SP).....................         Case-by-Case
Restore Preemptive Rights............................         Case-by-Case
Adopt Confidential Voting (SP).......................         Case-by-Case
Approve Unequal Voting Rights........................         Case-by-Case
Approve Binding Shareholder Proposals................         Case-by-Case
Requiring Companies to Expense Stock Options.........         Case-by-Case
Requiring Companies to Include Net Pension Expense in
Calculation of Net Income............................         Case-by-Case


                                        /s/ David M. Znamierowski
                                        ----------------------------------------
                                        Signature

                                        David M. Znamierowski
                                        President


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